Exhibit 10.23
SEVENTH AMENDMENT
TO THE
SAN JOSE WATER COMPANY CASH BALANCE
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(Amended and Restated on January 25, 2012, Effective as of January 1, 2012, and As Further Amended October 30, 2013, January 31, 2014, November 15, 2016, November 6, 2017, October 24, 2018 and October 9, 2019)
WHEREAS, San Jose Water Company (the “Company”) maintains the San Jose Water Company Cash Balance Executive Supplement Retirement Plan (the “Cash Balance SERP”);
WHEREAS, the name of the corporate parent of the company has been changed from SJW Group to H20 America;
WHEREAS, the Company wishes to amend the Cash Balance SERP to reflect the name change;
WHEREAS, the Company wishes to amend the Cash Balance SERP to clarify that equity compensation is not included in the definition of Compensation used in the Cash Balance SERP for determination of benefits; and
WHEREAS, Section 8.1 of the Cash Balance SERP permits the Board of Directors to amend the Cash Balance SERP;
NOW, THEREFORE, the Cash Balance SERP is hereby amended as follows effective January 1, 2026:
1.All references to “SJW Group” in the Cash Balance SERP shall be replaced with references to “H2O America.”
2.Section 1.10 is amended to read as follows (deletions shown in ~~strikethrough~~, additions in bold italics):
Section 1.10    Compensation. The term “Compensation” means the salary earned by a Participant during a Plan Quarter or other relevant period under the Plan, whether or not actually paid in that Plan Quarter or period, plus any annual cash performance bonus that is paid to such Participant during such Plan Quarter or other relevant period plus any portion of such bonus that would have been paid in such Plan Quarter or period in the absence of the Participant’s deferral election or other deferred payment provision applicable to such compensation. Any deferred cash performance bonus taken into account as Compensation for the Plan Quarter or other relevant period in which such bonus would have been paid in the absence of a deferral provision or election shall not again be taken into account as Compensation in the Plan Quarter or other relevant period in which that deferred bonus is actually paid. No other bonus or special compensation will be included, except to the extent expressly provided otherwise, in accordance with the applicable provisions of Code Section 409A, by the Committee administering this Plan. For the avoidance of doubt, equity compensation and equity-based compensation (e.g., restricted stock units) is not included in the term “Compensation.”
3.A new Section 1.19A is added to read as follows:
Section 1.19A “H2O America.” The term “H2O America” refers to the Delaware corporation (formerly known as SJW Group), which is the corporate parent of the Company, or any successor to all or a major portion of the assets or business of H2O America.
4.Section 1.27 defining SJW Group is deleted in its entirety.
5.Section 6 is amended to add a new Section 6.4 to read as follows:
6.4    Special Provisions for Designated Executives.
(a)    The participation in the Plan by the Eligible Employees listed in Exhibit A attached hereto (the “Designated Executives”) shall be subject to the modifications in this Section 6.4(a) of the terms and provisions otherwise in effect for all other Participants in the Plan and shall, accordingly, apply to and govern their Compensation Credits under the Plan. For each Plan Quarter beginning on or after January 1, 2026 that the Designated Executive remains an Eligible Employee who is participating in the Plan, Compensation Credits shall be made to the Designated Executive’s Account in an amount determined in accordance with the provisions of Section 3.2(a) of the Plan but based on 30% in lieu of the percentage set forth in the chart that appears in such Section 3.2(a).
(b)    Except as expressly provided in Section 6.4(a), all of the terms and provisions of the Plan shall apply to the Designated Executives and shall govern their participation in the Plan and their accrual of a Retirement Benefit hereunder.
(c)    This Section 6.4 shall not apply to any Participant in the Plan other than the Designated Executives, and shall have no effect or impact on any such other Participant’s benefit entitlement or benefit accrual under the Plan.
6.Except as expressly modified by this Seventh Amendment, all the terms and provisions of the Cash Balance SERP shall continue to remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on this _____ day of ________________________, 2025.

SAN JOSE WATER COMPANY
By: ____________________________
Andrew F. Walters
Chief Executive Officer and Chairman of the Board of Directors

Exhibit A

Designated Executives

Willie Brown
Bruce Hauk
Ann Kelly